May 28, 2015

Dear Shareholders:

As you are aware, we filed our Form 10-Q for the first quarter of 2015 last week. In that document, we not only disclosed our first quarter financial results, but in our MD&A, we set forth the key elements of our prospective strategy for the next couple of years.

We have recently reviewed and refined the broad strategic plan that was announced and initiated by our late CEO, Dave DiGiacinto. The product of this work has been summarized in a comprehensive business strategy document that consolidates and communicates our history, technology, resources and business strategy. We plan to utilize this document as we meet with potential strategic partners, potential customers and potential investor groups. The ultimate goal is to follow this strategy outline as we move on from Axion’s legacy businesses and unsuccessful product launch efforts to date and to finally transform Axion into a commercially viable concern with a real presence in the energy storage marketplace and other targeted market sectors. This document will be posted on the Company website at http://www.axionpower.com/Investor_Relations, and is an excellent reference and summary of information presented by us.

We would also like to provide you with an update on our ongoing Series B warrant conversions as has been referenced in various filings with the SEC, the most recent being on May 20, 2015. Upon Company request, and in a show of support, several large investors in our October 2014 public offering agreed to eliminate the open ended Series B warrant conversion potential and effectively fix the calculation of “market price” per common share for further cashless exercises at $.10. They also agreed to a delay period for further exercises until shareholder approval to effect a reverse split of our issued common stock. The reverse split will provide the Company with available shares to honor conversions of the Series B warrants as well as allow achievement of a trading price to allow the Company to remain on NASDAQ. We believe that this outcome is important to all shareholders and hope for positive support.

The executive management team of Chairman, CFO and COO, with guidance and support of the Board, continues to work hard to create shareholder value through the achievement of a variety of initiatives and will continue to do so throughout the summer and into the fourth quarter of 2015. As we attain success and clearly quantifiable milestones, we will make appropriate announcements on a timely basis. The tasks are not easy, but we are confident in our approach and supported by a downsized, but nonetheless, effective and loyal group of employees.

Thank you for your understanding and continuing support.

Very truly yours,

/s/ Donald F. Farley

Donald F. Farley

Chairman of the Board

3601 Clover Lane ● New Castle, Pa 16105 ● Tel: 724.654.9300 ● Fax: 724.654.3300 ● Toll Free: 877.324.9300

www.axionpower.com